Exhibit 99.1

Company Press Release

May 17, 2017	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2017 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 16-week first quarter ended April 22, 2017.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•	Sales decreased 1.4% to $1.188 billion. Excluding a divestiture, sales decreased 0.9%.

•	Diluted EPS increased 3.6% to $0.29.

•	Adjusted diluted EPS(1) decreased 10.7% to $0.25.

•	Net income increased 1.8% to $60.4 million.

•	Adjusted net income(1) decreased 11.3% to $52.6 million.

•	Adjusted EBITDA(2) decreased 4.2% to $132.8 million.

(1)	See reconciliations of non-GAAP measures in the financial statements following this release.
(2)	Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks

“Our competitive position remains solid as we navigate a difficult marketplace, said Allen Shiver, Flowers Foods president and CEO. “During the first quarter, with Dave’s Killer Bread, Nature’s Own, and Wonder, we gained share in our key segments of the bread category. We also delivered lower production costs as a percentage of sales, the result of investments in capacity and improved manufacturing efficiencies. In early May, we launched four organic breakfast items to expand offerings under the DKB brand.”

Mr. Shiver continued, “Our top priority is to create value for our shareholders by driving sustainable, profitable sales growth, while improving our operational efficiency. This priority is the focus of Project Centennial. We are on track with our work to streamline the brand assortment, reduce costs for purchased goods and services, and enable independent distributors. Earlier this month, we announced plans to change our organizational structure to support greater brand growth, accountability, operational efficiency, and our long-term strategy. I’m confident these efforts, and the others outlined under Project Centennial, will deliver value to shareholders in line with our long-term goals.”

Updated Guidance for Fiscal 2017:

•	Given category trends to date, the company now expects sales to trend to the lower end of the previously provided range of $3.927 billion to $4.006 billion, representing growth of approximately 0.0% to 2.0%.

•	Adjusted diluted EPS is now expected to be in the middle of the previously provided range of $0.85 to $0.95, excluding the gain on the sale of the Cedar Rapids, Iowa mix plant of $0.09 per share, and costs associated with Project Centennial of approximately $0.07 to $0.09 per share.

Matters Affecting Comparability:

In first quarter 2017, the company recorded Project Centennial consulting costs of $15.4 million, a gain on the divestiture of the non-core mix manufacturing business of $28.9 million, net lease termination costs of $0.6 million, and a legal settlement of $0.25 million.

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Net income per diluted common share	$0.29	$0.28
Gain on divestiture	(0.09)	—
Lease terminations and legal settlement	0.00	—
Project Centennial consulting costs	0.05	—

Adjusted net income per diluted common share	$0.25	$0.28

The Project Centennial consulting costs and the legal settlement are reflected in the selling, distribution and administrative (SD&A) expenses line item of the income statement. Net lease termination costs consist of $1.3 million of lease termination gain recognized in the SD&A expense line item and $1.8 million of lease termination cost recognized in the depreciation and amortization (D&A) line item of the income statement.

Project Centennial Recap

During the first quarter, the company made progress on growth and cost reduction initiatives under Project Centennial, including:

•	Market assortment/SKU rationalization;

•	Increased engagement with independent distributor partners;

•	Development of forecasting and trade promotion management capabilities;

•	Launch of continuous improvement pilot programs at key bakeries; and

•	Implementation of new policies and procedures designed to lower the cost of purchased goods and services.

As previously announced on May 3, 2017, the company is being reorganized to emphasize brand growth and innovation, drive enhanced accountability, focus on margin expansion, and strengthen its long-term strategy. The new organizational structure establishes two business units – Fresh Bakery and Snacking/Specialty – and realigns key leadership roles. The company will transition to the new structure over the next several months with full implementation expected during fiscal 2018. Until that time, the company will continue to report results based on its Direct-Store-Delivery (DSD) and Warehouse Delivery segments.

Consolidated First Quarter 2017 Summary

Compared to the prior year first quarter where applicable

•	Sales decreased 1.4% to $1.188 billion.

•	Percentage point change in sales attributed to:

○	Pricing/mix: Flat

○	Volume: -0.9%

○	Divestiture: -0.5%

•	Net income increased 1.8% to $60.4 million. Excluding matters affecting comparability, net income decreased 11.3% to $52.6 million.

•	Operating income increased 5.2% to $100.1 million. Excluding matters affecting comparability, operating income decreased 8.1% to $87.5 million.

•	Adjusted EBITDA decreased 4.2% to $132.8 million, or 11.2% of sales, a 30 basis point decline.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 51.2% of sales, a 40 basis point decline. This decline was primarily driven by fewer outside purchases of certain Dave’s Killer Bread (DKB) items due to the additional organic production capacity provided by Flowers bakeries in Mesa, Ariz. and Tuscaloosa, Ala., improved manufacturing efficiencies, and the divestiture of the mix business.

•	SD&A expenses were 38.8% of sales, a 190 basis point increase. Of this increase, 120 basis points can be attributed to Project Centennial consulting costs of $15.4 million, a legal settlement of $0.25 million, and a net gain related to lease terminations of $1.3 million. The balance of this increase was primarily driven by higher distributor distribution fees due to the national rollout of the DKB brand in the company’s DSD markets at the beginning of the second quarter 2016, and a larger portion of sales being sold via independent distributors.

•	D&A expenses were $47.2 million, 4.0% of sales, a 40 basis point increase. This increase was driven primarily by accelerated depreciation of approximately $1.8 million relating to lease terminations discussed above, as well as higher amortization expense associated with certain trademarks.

Overall softness in the fresh bread category, a competitive marketplace, and the divestiture of the mix manufacturing business resulted in the consolidated sales decline, partially offset by increased sales of the DKB branded products. The national rollout of the DKB brand on Flowers’ DSD network occurred at the beginning of the second quarter of fiscal 2016 resulting in significant sales growth of the brand, year over year.

On a consolidated basis, branded retail sales decreased 1.0% to $693.6 million, store branded retail sales increased 0.5% to $172.0 million, while non-retail and other sales decreased 3.2% to $322.0 million. The decrease in the branded retail category resulted from price/mix declines in soft variety bread and volume declines in cake and other branded retail products, somewhat offset by increased sales of organic bread. The increase in store branded retail sales was mostly attributable to volume increases for variety bread and buns and rolls, partially offset by volume decreases for cake. The impact of the mix manufacturing business divestiture, as well as decreases in volume, resulted in the decline in the non-retail and other category, which includes contract manufacturing, vending and foodservice.

DSD Segment Summary

Compared to the prior year first quarter where applicable

•	Sales increased 0.1% to $999.9 million

•	Percentage point change in sales attributed to:

○	Pricing/mix: 0.3%

○	Volume: -0.2%

•	Operating income decreased 5.0% to $87.4 million. Excluding net lease termination costs of $0.6 million and a legal settlement of $0.25 million, operating income decreased 4.1% to $88.2 million.

•	Adjusted EBITDA decreased 1.2% to $127.4 million, 12.7% of sales, a 20 basis point decline.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 47.5% of segment sales, a 10 basis point decrease. This decline was primarily driven by lower outside purchases of product, mostly offset by costs associated with manufacturing those products internally.

•	SD&A expenses were 39.7% of segment sales, a 20 basis points increase. This increase was primarily driven by higher distributor distribution fees due to the national rollout of the DKB brand in the company’s DSD markets at the beginning of the second quarter 2016, and a larger portion of sales being sold via independent distributors. DSD segment SD&A includes a net gain relating to lease terminations of approximately $1.3 million, or 10 basis points of segment sales and a legal settlement of $0.25 million.

•	D&A expenses were $41.1 million, 4.1% of segment sales, a 40 basis point increase. This increase was driven by accelerated depreciation of approximately $1.8 million relating to lease terminations, as well as higher amortization expense associated with certain trademarks.

DSD segment branded retail sales increased 0.6% to $646.1 million, store branded retail sales increased 3.4% to $137.5 million, while non-retail and other sales decreased 3.5% to $216.2 million. The branded retail category increased due to significant sales growth of the DKB brand through its national rollout in our DSD markets. Partially offsetting this increase were declines in branded soft variety bread on lower pricing/mix and volume declines for other branded retail items. Store branded retail sales increased primarily due to volume gains in variety bread and buns and rolls. Non-retail and other sales decreased primarily due to volume declines, partially offset by positive pricing/mix.

Warehouse Segment Summary

Compared to the prior year first quarter where applicable

•	Total segment sales decreased 8.6% to $187.8 million.

•	Percentage point change in sales attributed to:

○	Pricing/mix: -3.0%

○	Volume: -2.8%

○	Divestiture: -2.8%

•	Operating income increased 138.5% to $44.7 million. Excluding the gain on divestiture, operating income decreased 15.6% to $15.8 million.

•	Adjusted EBITDA decreased 11.5% to $22.1 million, 11.8% of sales, a 40 basis point decline.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 71.0% of segment sales, a 10 basis point increase. This increase was primarily driven by sales declines.

•	SD&A expenses were 17.2% of segment sales, a 30 basis point increase. This increase was primarily driven by significantly lower sales that spread the costs over a smaller sales base.

•	D&A expenses were $6.3 million.

Decreased sales of snack cakes and Alpine Valley branded organic breads, and the impact of the mix manufacturing business divestiture resulted in the sales decrease in the Warehouse segment. Warehouse segment branded retail sales declined 18.6% to $47.5 million, store branded retail sales decreased 9.8% to $34.5 million, while non-retail and other sales decreased 2.7% to $105.8 million. Branded retail sales decreased largely due to volume declines in cake and organic bread. During the second quarter of fiscal 2016, the Warehouse segment’s Mesa, Ariz. bakery significantly increased production of DKB products for the DSD segment. These intercompany sales are not included in the amounts above, but are included in the DSD segment. Higher promotional activity in the prior year quarter, and increased competition in the current year, negatively impacted branded cake sales. Store branded retail sales decreased mainly due to volume decreases in cake. The decrease in non-retail and other sales, which includes contract manufacturing, vending and foodservice, was due primarily to the mix manufacturing business divestiture, partially offset by volume gains in foodservice sales.

Unallocated Corporate Expense Summary

Note: Comparisons are to consolidated sales

•	SD&A expenses increased 140 basis points to 2.7% of consolidated sales, including Project Centennial consulting costs of $15.4 million, or 130 basis points of sales.

•	Unallocated corporate D&A charges reduced overall consolidated D&A by $0.2 million. In the year ago quarter, D&A charges for the corporate segment increased overall consolidated D&A by $0.1 million.

Cash Flow, Dividends, Share Repurchases, and Capital Allocation

In the first quarter of fiscal 2017, cash flow from operating activities was $76.0 million, capital expenditures were $17.5 million, and dividends paid were $33.9 million. During the quarter, the company made net payments on debt borrowings of $64.0 million. Net proceeds from the sale of the mix business were $41.2 million.

In the first quarter 2017, the company repurchased 0.1 million shares of its common stock in connection with the vesting of performance share awards. There are 6.7 million shares remaining on the company’s current share repurchase authorization. As in the past, the company expects to continue to make opportunistic share repurchases under this authorization.

Conference Call

Flowers Foods will hold a conference call to discuss its first quarter 2017 earnings at 8:30 a.m. (Eastern) on May 18, 2017. The call can be accessed by clicking on the webcast link on flowersfoods.com. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2016 sales of $3.9 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Tastykake, and Dave’s Killer Bread. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology.

All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries; (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors; (l) increasing legal complexity and legal proceedings that we are or may become subject to; and (m) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income by segment, adjusted EPS, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted net income, adjusted operating income by segment, and adjusted net income per diluted share, respectively, excluding the impact of asset impairment charges, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Sales	$1,187,649	$1,204,352
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	607,941	621,190
Selling, distribution and administrative expenses	461,270	444,539
Gain on divestiture	(28,875)	—
Depreciation and amortization	47,188	43,467

Income from operations (EBIT)	100,125	95,156
Interest expense, net	(5,048)	(2,778)

Income before income taxes (EBT)	95,077	92,378
Income tax expense	34,659	33,015

Net income	$60,418	$59,363

Net income per diluted common share	$0.29	$0.28

Diluted weighted average shares outstanding	210,275	212,836

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Sales:
Direct-Store-Delivery	$999,860	$999,003
Warehouse Delivery	187,789	205,349

	$1,187,649	$1,204,352

Gain on Divestiture
Warehouse Delivery	$(28,875)	$—

	$(28,875)	$—

EBITDA:
Direct-Store-Delivery	$128,456	$129,023
Warehouse Delivery (1)	51,006	25,019
Unallocated Corporate	(32,149)	(15,419)

	$147,313	$138,623

Depreciation and Amortization:
Direct-Store-Delivery	$41,062	$37,074
Warehouse Delivery	6,311	6,278
Unallocated Corporate	(185)	115

	$47,188	$43,467

EBIT:
Direct-Store-Delivery	$87,394	$91,949
Warehouse Delivery (1)	44,695	18,741
Unallocated Corporate	(31,964)	(15,534)

	$100,125	$95,156

(1)	The 16 week period ended April 22, 2017 includes the gain on divestiture of $28.9 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

	April 22, 2017	December 31, 2016
Assets
Cash and Cash Equivalents	$6,513	$6,410
Other Current Assets	459,435	449,372
Property, Plant & Equipment, net	756,478	781,026
Distributor Notes Receivable (includes current portion of $21,569 and $21,060, respectively)	181,037	175,984
Other Assets	41,076	46,734
Cost in Excess of Net Tangible Assets, net	1,292,186	1,301,542

Total Assets	$2,736,725	$2,761,068

Liabilities and Stockholders’ Equity
Current Liabilities	$342,420	$329,134
Long-term Debt and Capital Leases (includes current portion of $10,511 and $11,490, respectively)	892,298	958,157
Other Liabilities	257,222	263,697
Stockholders’ Equity	1,244,785	1,210,080

Total Liabilities and Stockholders’ Equity	$2,736,725	$2,761,068

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Cash flows from operating activities:
Net income	$60,418	$59,363
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	26,220	48,245
Changes in assets and liabilities	(10,644)	11,137

Net cash provided by operating activities	75,994	118,745

Cash flows from investing activities:
Purchase of property, plant and equipment	(17,465)	(23,912)
Divestiture of assets	41,230	—
Other	4,594	3,972

Net cash provided by (disbursed for) investing activities	28,359	(19,940)

Cash flows from financing activities:
Dividends paid	(33,885)	(31,237)
Exercise of stock options	6,249	1,124
Stock repurchases, net of accelerated stock repurchases	(2,151)	(126,297)
Net change in debt borrowings	(63,950)	61,000
Other	(10,513)	(6,304)

Net cash disbursed for financing activities	(104,250)	(101,714)

Net increase (decrease) in cash and cash equivalents	103	(2,909)
Cash and cash equivalents at beginning of period	6,410	14,378

Cash and cash equivalents at end of period	$6,513	$11,469

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Net income per diluted common share	$0.29	$0.28
Gain on divestiture	(0.09)	—
Lease terminations and legal settlement	0.00	—
Project Centennial consulting costs	0.05	—

Adjusted net income per diluted common share	$0.25	$0.28

	Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Net income	$60,418	$59,363
Income tax expense	34,659	33,015
Interest expense, net	5,048	2,778

EBIT	100,125	95,156
Gain on divestiture	(28,875)	—
Lease terminations and legal settlement	815	—
Project Centennial consulting costs	15,406	—

Adjusted EBIT	87,471	95,156
Depreciation and amortization	47,188	43,467
Lease terminations depreciation impact	(1,844)	—

Adjusted EBITDA	$132,815	$138,623

Sales	$1,187,649	$1,204,352
Adjusted EBITDA margin	11.2%	11.5%

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Adjusted EBITDA	$132,815	$138,623
Adjustments to reconcile net income to net cash provided by operating activities	(20,968)	4,778
Changes in assets and liabilities	(10,644)	11,137
Income taxes	(34,659)	(33,015)
Interest expense, net	(5,048)	(2,778)
Gain on divestiture	28,875	—
Lease terminations and legal settlement	1,029	—
Project Centennial consulting costs	(15,406)	—

Cash Flow From Operations	$75,994	$118,745

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Income tax expense	$34,659	$33,015
Tax impact of:
Gain on divestiture	(11,117)	—
Lease terminations and legal settlement	314	—
Project Centennial consulting costs	5,931	—

Adjusted income tax expense	$29,787	$33,015

	Reconciliation of Net Income to Adjusted Net Income
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 22, 2017	April 23, 2016
Net income	$60,418	$59,363
Gain on divestiture	(17,758)	—
Lease terminations and legal settlement	501	—
Project Centennial consulting costs	9,475	—

Adjusted net income	$52,636	$59,363

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA — DSD
	For the 16 Week Period Ended		For the 16 Week Period Ended
	April 22, 2017		April 23, 2016
EBIT	$87,394		$91,949
Lease terminations and legal settlement	815		—

Adjusted EBIT	88,209		91,949
Depreciation and amortization	41,062		37,074
Depreciation on lease terminations	(1,844)		—

Adjusted EBITDA	$127,427		$129,023

Sales	$999,860		$999,003
Adjusted EBITDA margin	12.7%		12.9%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA — Warehouse Delivery
	For the 16 Week Period Ended		For the 16 Week Period Ended
	April 22, 2017		April 23, 2016
EBIT	$44,695		$18,741
Gain on divestiture	(28,875)		—

Adjusted EBIT	15,820		18,741
Depreciation and amortization	6,311		6,278

Adjusted EBITDA	$22,131		$25,019

Sales	$187,789		$205,349
Adjusted EBITDA margin	11.8%		12.2%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA — Corporate
	For the 16 Week Period Ended		For the 16 Week Period Ended
	April 22, 2017		April 23, 2016
EBIT	$(31,964)		$(15,534)
Project Centennial consulting costs	15,406		—

Adjusted EBIT	(16,558)		(15,534)
Depreciation and amortization	(185)		115

Adjusted EBITDA	$(16,743)		$(15,419)

	Reconciliation of Earnings per Share — Full Year Fiscal 2017 Guidance
	Range Estimate
Net income per diluted common share	$0.87	to	$0.96
Gain on sale of Specialty Blending	(0.09)	to	(0.10)
Project Centennial consulting costs	0.07	to	0.09

Adjusted net income per diluted common share	$0.85	to	$0.95

Flowers Foods, Inc.

Sales Bridge

For the 16 Week Period Ended April 22, 2017	Volume	Net Price/Mix	Divestiture	Total Sales Change
Direct-Store-Delivery	-0.2%	0.3%	0.0%	0.1%
Warehouse Delivery	-2.8%	-3.0%	-2.8%	-8.6%
Total Flowers Foods	-0.9%	0.0%	-0.5%	-1.4%